Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

Acxiom Corporation Retirement Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 333-158005, 333-57470, and 333-136919) on Form S-8 of Acxiom Corporation of our report dated June 28, 2017, with respect to the statement of net assets available for benefits of the Acxiom Corporation Retirement Savings Plan as of December 31, 2016, which report appears in the December 31, 2017 annual report for Form 11-K of the Acxiom Corporation Retirement Savings Plan.

/s/ KPMG LLP

Dallas, Texas

June 8, 2018